                                                                   EXHIBIT 10.22


                        SETTLEMENT AGREEMENT AND RELEASE

     This Settlement Agreement and Release ("Agreement") is made by and between 8 X 8, INC., a Delaware corporation (the "Company"), and KEITH BARRACLOUGH ("Employee").

     WHEREAS, Employee was employed by the Company as President and Chief Operating Officer;

     WHEREAS, the Company and Employee (collectively referred to as "the Parties") have entered into an Employment, Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement");

     WHEREAS, Employee has been granted stock options pursuant to certain Stock Option Agreements between the Company and Employee dated January 27, 1995 (15,000 shares), December 11, 1995 (20,000 shares), June 24, 1996 (20,000 shares), September 21, 1998 (170,000 shares), September 21, 1998 (30,000 shares), September 21, 1998 (50,000 shares), September 21, 1998 (25,000 shares), October 19, 1998 (25,000 shares), April 9, 1999 (15,000 shares), July 20, 1999
(20,000 shares), and May 16, 2000 (200,000 shares) (together the "Stock Option Agreements"); and

     WHEREAS, the Company, on the one hand, and Employee, on the other hand, have mutually agreed to terminate the employment relationship;

     NOW THEREFORE, in consideration of the mutual promises made herein, the Company, on the one hand, and Employee on the other hand hereby agree as follows:

     1. Resignation. Upon acceptance of this Agreement by the Parties, Employee resigns from Employee's employment at the Company effective as of June 19, 2000 (the "Resignation Date"). Further, Employee shall also be deemed to have resigned from the Company's Board of Directors effective June 19, 2000.

     2.   Consideration.

          (a) Severance. Immediately following the date on which the parties execute this Agreement, (the "Effective Date"), the Company agrees to pay Employee, as severance, a lump sum of Ninety Five Thousand Dollars ($95,000), representing his current rate of pay for six months of work. Six months after the Effective Date, the Company agrees to pay Employee, as additional severance, an additional lump sum of Ninety-Five Thousand Dollars ($95,000), minus withholding, as long as Employee has not accepted employment with a company listed on the attached Exhibit A, whether as an employee, independent contractor, consultant, or otherwise ("Payment Period"). Said second $95,000 payment is expressly conditioned on the Employee's agreement not to accept employment with any company listed on Exhibit A for a period expiring one year following the date of Employee's resignation. Employee agrees that if he accepts employment, as described above, with an Exhibit A company after the receipt of his second $95,000 payment, but before the completion of the one year period following the Resignation Date, he shall be obligated to repay the Company on a pro rata basis for each month he is so employed, provided that only the second $95,000 payment shall be subject to repayment (at a rate of 16.6% per month worked less withholding). Employee agrees to notify Company immediately upon his earning wages from a subsequent employer and his failure to do so will constitute a breach of this Agreement. Employee understands that the Company shall issue a Form W-2 to Employee for said payments.

(b) Vesting of Stock. On the Effective Date, the Parties agree that for purposes of determining the number of shares of the Company's common stock which Employee is entitled to purchase from the Company pursuant to the exercise of outstanding options, the Employee shall, as of the Resignation Date, be vested as to that number of option shares as to which Employee would have been vested under the Stock Option Agreements had Employee remained employed with the Company through and until January 31, 2001 (the "Vested Option Shares"). Said vesting shall include vesting under the May 16, 2000 Stock Option Agreement, notwithstanding any vesting requirements or cliff provisions to the contrary. The Parties agree that the total number of shares that shall be vested as of the Effective Date, pursuant to the terms set forth above, is Three Hundred Forty-Five Thousand, Eight Hundred Ninety Two (345,892) shares (see attached Exhibit B). To the extent option shares are not vested (including any accelerated vesting pursuant to the preceding sentence) on the Resignation Date, they shall be immediately forfeited back to the Company's Stock Option Plan upon the Resignation Date. The Vested Option Shares shall accelerate and become immediately exercisable. The exercise of any Vested Option Shares shall continue to be subject to the terms and conditions of the Company's Stock Option Plan and the Stock Option Agreements. Except as otherwise provided herein, the terms of the Stock Option Agreements remain in full force and effect. The Company agrees that the Company's "blackout period" shall not apply to Employee, and Employee acknowledges that he must comply with all applicable securities laws and regulations. Further, to the extent permitted by applicable law, Employee's ISOs shall vest prior to his NSOs.

(c) Loan. The Company agrees to extend to Employee a loan not to exceed the amount of Eight Hundred Seventy-Three Thousand, Four Hundred Eighty-Seven Dollars ($873,487.00). The purpose of said loan is to enable Employee to exercise his vested employee stock options. The terms of the loan are reflected in Exhibit C attached.

(d) COBRA/Benefits. Employee and each eligible dependent who constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended, will be eligible to continue applicable benefits coverage under the Consolidated Omnibus Budget Reconciliation
      Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA, Company agrees to reimburse Employee for any COBRA premiums for such benefits through and including June 20, 2001. The Company further agrees to reimburse Employee for premiums for life insurance, through and including June 20, 2001, to the extent Employee converts his group policy to an individual policy.

          (e) Voicemail and E-mail. The Company agrees, for a period of (3) months following the Effective Date, to provide an autoresponse on Employee's e-mail address advising the sender of any message that Employee is no longer employed with the Company and providing any new e-mail address for the Employee. The autoresponse shall not state any reason for the termination of the employment relationship between the parties. In turn, Employee agrees to notify the Company about any calls or messages he has received relating to Company business, if any.

          (f) Health Club Membership. The Company agrees to pay its portion of Employee's Decathalon Club membership dues from the Effective Date through June 20, 2001.

          (g) Expense Reimbursement. The Company agrees to reimburse Employee for all reasonable unreimbursed business expenses within two (2) weeks after he submits documentation of the expenses. Employee agrees to provide any such business expense documentation not later than thirty (30) days from the Effective Date.

          (h) Sabbatical. The Company agrees to pay Employee his accrued sabbatical.

     3. Confidential Information. Employee understands that the Confidentiality Agreement remains in full force and effect, and agrees to continue to comply with its terms and conditions. Employee shall return to the Company all Company property and confidential and proprietary information in Employee's possession not later than the Effective Date of this Agreement.

     4. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions, stock options and any and all other benefits due to Employee, except as otherwise provided for in this Agreement.

     5. No Reinstatement or Reemployment. Employee agrees that, as further consideration and inducement for the consideration Employee is receiving herein, Employee will not, at any time in the future, apply for, or in any other matter seek, reinstatement or reemployment by the Company, and that the Company may refuse to employ or reemploy Employee, and that doing so shall not give rise to any claim or cause of action of any nature whatsoever, nor may any suit be brought by Employee against Company or its agents arising out of any such refusal to reemploy.

     6. Release of Claims. The Parties agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to each other. The Parties, on their own behalf, and on behalf of their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns, from, and agree not to sue each other concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that either party may possess arising from any omissions, acts or facts that have occurred up, until and including the Effective Date of this Agreement including, without limitation,

          (a) any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

          (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

          (c) any and all claims for wrongful termination of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

          (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq.;

          (e) any and all claims for violation of the federal, or any state, constitution;

          (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

          (g) any and all claims for attorneys' fees and costs.

The Parties agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. Similarly, this release does not apply to any claims Employee may have for indemnification by the Company under any applicable agreement, insurance policy (including that providing coverage for the actions of Company directors and officers), Company by-laws, or under any applicable statute. Further, the Company agrees to indemnify Employee in the same manner as its other officers and directors. Finally, nothing stated herein shall adversely affect any rights Employee may have under the Company's 401(k) plan.

      7. Civil Code Section 1542. The Parties represent that they are not aware of any claims against each other except for those claims that are released by this Agreement. Moreover, the Parties agree and represent that it is within their contemplation that they may have claims against each other of which, at the time of the execution of this Agreement, they have no knowledge or suspicion, but that this Agreement extends to claims in any way based upon, connected with or related to the matters described in paragraph 6, whether or not known, claimed or suspected by the Parties. The Parties acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
            THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS
            FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF
            KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS
            SETTLEMENT WITH THE DEBTOR.

      The Parties, being aware of said code section, and any other similar state or federal statute, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

      8. Confidentiality. The Parties agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). The Parties agree to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. The Parties further agree to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities (including the Securities Exchange Commission) and family members who have a reasonable need to know of such Settlement Information.

      9. No Cooperation. Employee agrees that Employee will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, stockholder or attorney of the Company, unless under a subpoena or other court order to do so.

      10. Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Company and its officers, directors, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, or tortious interference with the contracts and relationships of the Company and its officers, directors, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns. The Company agrees that it will advise its executive management team to refrain from any defamation, libel or slander of the Employee or from tortiously interfering with the contracts and business relationships of the Employee.

     11. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims, and is made to buy peace and for no other reason. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgement or admission by either party of any fault or liability whatsoever to the other party or to any third party.

     12. Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

     13. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, or by a judge to be mutually agreed upon. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties shall each pay one-half of the costs and expenses of such arbitration, and each Party shall separately pay its counsel fees and expenses. The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

     14. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all that may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee's own behalf and on behalf of all whom might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

     15. No Representations. The Parties represent that they have had the opportunity to consult with an attorney, and have carefully read and understand the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement. The Parties understand that after signing this Agreement, they cannot proceed against any person mentioned in it with respect to or on account of the matters referred to in it. The Parties further covenant not to sue each other, or to participate or aid in any suit or proceeding (or to execute, seek to impose, collect or recover upon, or otherwise enforce or accept any judgment, decision, award, warrant or attachment) upon any claim released by the Parties under paragraphs 6 and 7.

     16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     17. Entire Agreement. This Agreement, taken together with the Stock Option Agreements and the Confidentiality Agreement, represents the entire agreement and understanding between the Company, on the one hand, and Employee on the other, the complete, final and exclusive embodiment of their agreements concerning Employee's separation from, and compensation by, the Company and supersedes and replaces any and all prior and contemporaneous agreements, representations and understandings regarding said subjects. This Agreement is executed without reliance on any promise, warranty or representations by any party or any representative of any party other than those expressly contained in this Agreement. Notwithstanding the provisions of California Evidence Code
Section 1152, this Agreement is admissible for purposes of enforcement.

     18. No Oral Modification. This Agreement may not be altered, amended, modified or otherwise changed in any respect or particular except by a writing signed by Employee and the Chief Executive Officer of the Company. Any such writing must be ratified by the Board of Directors of the Company.

     19. Governing Law. This Agreement shall be governed by the laws of the State of California.

     20. Effective Date. This Agreement is effective on the date that it has been signed by both Parties (the "Effective Date").

     21. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The Agreement may be transmitted by facsimile or otherwise.

     22. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

          (a)  They have read this Agreement;

          (b) They have been represented in the preparation, negotiation, and execution of the Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          (c) They know and understand the terms and consequences of this Agreement and of the releases it contains; and

          (d) They are fully aware of the legal and binding effect of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                       8 x 8, INC.



Dated: July 10,2000                    By:  /s/ DAVID STOLL
                                          -----------------------------
                                            David Stoll
                                            Chief Financial Officer


                                       KEITH BARRACLOUGH, an individual


Dated: July 10, 2000                   By:  /s/ KEITH BARRACLOUGH
                                           ----------------------------
                                            Keith Barraclough

                                   EXHIBIT A


Analog Devices
Audiocodes
Broadcom
Broadsoft
Clarent
IPVerse
Komodo
Lucent Microelectronics
Mediatrix
Mitel
PingTel
Radvision
Sylantro
Syndeo
TI/Telogy
Trillium
Tundo
Vocaldata
VocalTec

KEITH BARRACLOUGH
OPTIONS EXERCISABLE AS OF JANUARY 31, 2001

GRANT           OPTIONS        OPTIONS          GRANT          EXERCISE           EXTENDED
DATE          OUTSTANDING    EXERCISABLE        TYPE            PRICE          EXERCISE PRICE
-----         -----------    -----------        -----          --------        --------------
 1/27/1995       6,000          6,000       Incentive          $ 0.500         $   3,000.00
12/11/1995      10,000         10,000       Incentive          $ 0.500             5,000.00
 6/24/1996      20,000         20,000       Incentive          $ 0.500            10,000.00
 9/21/1998     122,509        122,509       Non-qualified      $ 3.000           367,527.00
 9/21/1998      17,491         17,491       Incentive          $ 3.000            52,473.00
 9/21/1998      26,249         26,249       Non-qualified      $ 3.000            78,747.00
 9/21/1998       3,751            625       Incentive          $ 3.000             1,875.00
 9/21/1998      25,000         25,000       Non-qualified      $ 3.000            75,000.00
 9/21/1998      31,549         31,549       Incentive          $ 3.130            98,748.37
 9/21/1998      18,451         18,451       Non-qualified      $ 3.130            57,751.63
10/19/1998      17,709          6,771       Incentive          $ 2.440            16,521.24
10/19/1998       7,291          7,291       Non-qualified      $ 2.440            17,790.04
  4/9/1999       7,500          7,500       Non-qualified      $ 4.500            33,750.00
  4/9/1999       7,500          5,624       Incentive          $ 4.500            25,308.00
 7/20/1999      15,000          2,499       Incentive          $ 4.000             9,996.00
 7/20/1999       5,000          5,000       Non-qualified      $ 4.000            20,000.00
 5/16/2000     200,000         33,333       Non-qualified      $12.563           418,762.48
             ------------------------                                         -------------
               541,000        345,892                                         $1,292,249.76
             ========================                                         =============

(1) Assumes vesting of 1/48th/month beginning as of the date of grant.